Exhibit 10(b)

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of June 26, 2001

UNITED RENTALS RECEIVABLES LLC II, a Delaware limited liability company (the “Seller”), UNITED RENTALS, INC., a Delaware corporation (the “Collection Agent”), ATLANTIC ASSET SECURITIZATION CORP., a Delaware corporation (“Atlantic”), GRAMERCY CAPITAL CORPORATION, a Delaware corporation (“Gramercy”), CREDIT SUISSE FIRST BOSTON, NEW YORK BRANCH (“CSFB”), a branch of a banking corporation organized and existing under the laws of Switzerland, and CREDIT LYONNAIS NEW YORK BRANCH (“Credit Lyonnais”), a branch of a French banking corporation, as a Bank and as agent (the “Agent”) for the Investors and the Banks, agree as follows:

PRELIMINARY STATEMENTS

Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. References in the Exhibits to “the Agreement” refer to this Agreement, as amended, modified or supplemented from time to time.

The Seller, the Collection Agent, Atlantic and Credit Lyonnais are parties to a Receivables Purchase Agreement, dated as of December 21, 2000 (the “Original Agreement”), pursuant to which, and subject to and upon the terms and conditions of which, the Seller from time to time sold to Atlantic an undivided fractional ownership interest (referred to herein in as a “Receivable Interest”) in the Receivables which it acquired from United Receivables-I.

The parties hereto desire to amend the Original Agreement in order to, among other things, provide for the addition of Gramercy as an Issuer and CSFB as a Bank on the terms set forth herein.

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 1.01.    Purchase Facility.

(a)  On the terms and conditions hereinafter set forth, the Issuers may, in their sole discretion, subject to Section 1.02(a), ratably in accordance with their respective Issuer Purchase Limits, and if and to the extent an Issuer does not make a purchase, the Related Banks for such Issuer shall, ratably in accordance with their respective Related Bank Commitments, purchase Receivable Interests from the Seller from time to time until the Facility Termination Date. Under no circumstances shall the Issuers make any such purchase, or the Banks be obligated to make any such purchase, if after giving effect to such purchase the aggregate outstanding Capital of Receivable Interests would exceed the Purchase Limit or if the aggregate outstanding Capital of Receivable Interests owned by an Issuer and its Related Banks would exceed the applicable Issuer Purchase Limit . The Agent shall act on behalf of each of the Issuers and each of the Banks in this regard by acquiring all of the Receivable Interests in the name of the Agent, as agent for the Investors and the Banks.

(b)  The Seller may, upon at least five Business Days’ notice to the Agent, terminate this purchase facility in whole or, from time to time, reduce in part the unused portion of the Purchase Limit; provided that each partial reduction shall be in the amount of at least $1,000,000 or an integral multiple thereof and each partial reduction shall if the Issuer Purchase Limit of one Issuer is greater than the Issuer Purchase Limit of another Issuer, reduce the greater Issuer Purchase Limit and Related Bank Commitments until the Issuer Purchase Limits are equal and then reduce ratably each Issuer Purchase Limit and each Related Bank Commitment. The Seller may, at any time, request an increase in the then current Issuer Purchase Limits and Related Bank Commitments by written notice to the Agent. Upon written approval of such increase by any Issuer, and receipt by such Issuer of any necessary ratings confirmation for the commercial paper of such Issuer, the Purchase Limit and the Issuer Purchase Limit of such Issuer shall be increased and the Related Bank Commitments of such Issuer’s Related Banks shall be increased.

(c)  Subject to the conditions described in Section 2(b) of Exhibit II to this Agreement, Collections attributable to Receivable Interests shall be automatically reinvested pursuant to Section 1.04(b)(ii) in additional Receivable

Interests or by making an appropriate readjustment of the Receivable Interest percentage.

SECTION 1.02.    Making Purchases.

(a)  Allocation among Parties.    Atlantic has purchased Receivable Interests under the Original Agreement with an aggregate outstanding Capital of $100,000,000. Gramercy or its Related Banks, subject to the terms and conditions of this Agreement, shall make a purchase of Receivable Interests with an aggregate outstanding Capital of $100,000,000 on the date of this Agreement. Thereafter, if additional purchases are to be made, they shall be allocated among the parties ratably until each Issuer together with its Related Banks collectively have Capital outstanding of $100,000,000 and then shall be allocated to Gramercy and its Related Banks.

(b)  Purchase Request.    Each additional purchase of a Receivable Interest hereunder shall be made on at least one Business Day’s notice given no later than 11:00 a.m. (New York time) from the Seller to the Agent, the Issuers and the Related Banks. Each such notice of a purchase shall specify (i) the amount requested to be paid to the Seller (which shall not be less than $2,000,000), (ii) the date of such purchase (which shall be a Business Day) and (iii) the desired duration of the initial Fixed Period for each such Receivable Interest. Each Issuer shall promptly thereafter notify the Seller, the Agent and its Related Banks whether such Issuer has determined to make a purchase and, if so, whether all of the terms specified by the Seller are acceptable to such Issuer. If an Issuer has determined not to make a proposed purchase, the Seller shall promptly send notice to all of such Issuer’s Related Banks concurrently specifying the duration of the Fixed Period for the Receivable Interests being purchased. Each request for a purchase hereunder made by the Seller shall be irrevocable and binding on the Seller, and the Seller shall indemnify the Issuers and the Banks against any breakage expenses incurred by them as a result of any failure by the Seller to complete such purchase, including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of funds acquired or requested to fund such purchase.

(c)  Payment for Purchases.    On the date of each such purchase of a Receivable Interest, the Issuers or the Banks, as the case may be, shall, upon satisfaction of the applicable conditions set forth in Exhibit II hereto, make available to the Seller by wire transfer in U.S. dollars in same day funds, to the account designated by the Seller, no later than 3:00 p.m. (New York City time) an amount equal to the initial Capital of such Receivable Interest.

(d)  Sale of Interests.    Effective on the date of each purchase pursuant to this Section 1.02 and each reinvestment pursuant to Section 1.04, the Seller hereby sells and assigns to the Agent, for the benefit of the parties making such purchase, an undivided percentage ownership interest, to the extent of the Receivable Interests then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect to, and other proceeds of, such Pool Receivable and Related Security.

(e)  Limitations on Banks.    Notwithstanding the foregoing, a Bank shall not be obligated to make purchases under this Section at any time in an amount which would exceed such Bank’s unused Related Bank Commitment less such Bank’s Percentage of the outstanding and unpaid Capital of the Issuer to which it is related. Each Bank’s obligation shall be several, such that the failure of any Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, and if any Bank shall fail to make funds available, each remaining Bank which is part of the same group of Related Banks shall (subject to the limitation in the preceding sentence) make available its pro rata portion of the funds required for such purchase.

(f)  Reinvestment Terminations and Purchases.    If an Issuer terminates its reinvestment of Collections in Receivable Interests prior to the Facility Termination Date, such Issuer’s Related Banks shall either, in its sole discretion, (i) purchase from such Issuer all Receivables Interests owned by such Issuer or (ii) on each date on which Collections are distributed to such Issuer pursuant to Section 1.04(b)(iii) hereof, purchase additional Receivable Interests from the Seller under this Section 1.02.

SECTION 1.03.    Receivable Interest Computation.

Each Receivable Interest shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Receivable Interest, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day other than a Liquidation Day. Any Receivable Interest, as computed (or deemed recomputed) as of the day immediately preceding the Termination Date for such Receivable Interest, shall thereafter remain constant. Such Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full and the Collection Agent shall have received the accrued Collection Agent Fee thereon.

SECTION 1.04.    Settlement Procedures.

(a) Collection of the Pool Receivables shall be administered by a Collection Agent, in accordance with the terms of Article IV of this Agreement. The Seller shall provide to the Collection Agent (if other than United Rentals) on a timely basis all information needed for such administration, including notice of the occurrence of any Liquidation Day and current computations of each Receivable Interest.

(b) The Collection Agent shall, on each day on which Collections of Pool Receivables are received by it with respect to any Receivable Interest:

(i) set aside and hold in trust (and, at the request of the Agent, segregate) for the Investors or the Banks that hold such Receivable Interest, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to the Yield and Collection Agent Fee accrued through such day for such Receivable Interest and not previously set aside;

(ii) if such day is not a Liquidation Day, reinvest with the Seller, on behalf of the Investors or the Banks that hold such Receivable Interest, the remainder of such percentage of Collections, to the extent representing a return of Capital, by recomputation of such Receivable Interest pursuant to Section 1.03;

(iii) if such day is a Liquidation Day, set aside and hold in trust (and, at the request of the Agent, segregate into a separate account into which no other funds are deposited) for the Investors or the Banks that hold such Receivable Interest the entire remainder of such percentage of Collections; provided that if amounts are set aside and held in trust on any Liquidation Day and thereafter during such Settlement Period, the conditions set forth in paragraph 2 of Exhibit II are satisfied or are waived by the Agent, such previously set aside amounts shall, to the extent representing a return of Capital, be reinvested in accordance with the preceding clause (ii) on the day of such subsequent satisfaction or waiver of conditions; and

(iv) during such times as amounts are required to be reinvested in accordance with the foregoing clause (ii) or the proviso to clause (iii), release to the Seller for its own account any Collections in excess of such amounts and the amounts that are required to be set aside pursuant to clause (i) above.

(c) The Collection Agent shall deposit into the Agent’s Account or such accounts as the Agent may designate, on the last day of each Settlement Period for a Receivable Interest, Collections held for the Investors or the Banks that relate to such Receivable Interest pursuant to Section 1.04(b).

(d) Upon receipt of funds deposited into the Agent’s Account or such accounts as the Agent may designate, the Agent shall distribute them or direct the distribution as follows:

(i) if such distribution occurs on a day that is not a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interest in payment in full of all accrued Yield and then to the Collection Agent in payment in full of all accrued and unpaid Collection Agent Fees.

(ii) if such distribution occurs on a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interest in payment in full of all accrued and unpaid Yield, second to such Investors or Banks in reduction to zero of all Capital, third to such Investors or Banks or the Agent in payment of any other amounts owed by the Seller hereunder, and fourth to the Collection Agent in payment in full of all accrued and unpaid Collection Agent Fees.

After the Capital and Yield and Collection Agent Fee with respect to a Receivable Interest, and any other amounts payable by the Seller to the Investors, the Banks or the Agent hereunder, have been paid in full, all additional Collections with respect to such Receivable Interest shall be paid to the Seller for its own account.

(e) For the purposes of this Section 1.04:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any Dilution, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

(ii) if on any day any of the representations or warranties in paragraph (h) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii) if and to the extent the Agent, the Investors or the Banks shall be required for any reason to pay over to an Obligor (or to any trustee, receiver, custodian or similar official in any proceeding of the type contemplated by paragraph (g) of Exhibit V) any amount received by it hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller, and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof directly or indirectly to the Seller or one of its Affiliates, the Seller shall pay over such amount to the Agent, the Investors or the Banks, as the case may be.

(f) Except as provided in Section 1.04(e) (i) or (ii), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

(g) The Seller shall forthwith deliver to the Collection Agent an amount equal to all Collections deemed received by the Seller pursuant to Section 1.04(e)(i) or (ii) above and the Collection Agent shall hold or distribute such Collections in accordance with Section 1.04(b). So long as the Seller shall hold any Collections or deemed Collections required to be paid to the Collection Agent or the Agent, it shall hold such Collections in trust and separate and apart from its own funds and shall clearly mark its records to reflect such trust.

SECTION 1.05.    Fees.

(a) The Collection Agent shall be entitled to receive a fee (the “Collection Agent Fee”) of 0.50% per annum on the average daily Capital of each Receivable Interest owned by each Investor or Bank, for the period from the date of purchase of such Receivable Interest until the later of the Termination Date for such Receivable Interest or the date on which such Capital is reduced to zero, payable on the last day of each Settlement Period for such Receivable Interest. Upon three Business Days’ notice to the Agent, the Collection Agent (if not the Seller or its designee or an Affiliate of the Seller) may elect to be paid, as such fee, a different percentage per annum on the average daily Capital of such Receivable Interest for such Settlement Period, but in no event in excess for all Receivable Interests of 110% of the reasonable costs and expenses of the Collection Agent in administering and collecting the Receivables in the Receivables Pool. The

Collection Agent Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 1.04.

(b) The Seller agrees to pay to the Agent and CSFB certain fees in the amounts and on the dates set forth in each of their respective Fee Agreements.

SECTION 1.06.    Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Seller or the Collection Agent hereunder to or for the account of the Agent, the Issuers or any other Investor or the Banks shall be paid or deposited no later than 11:00 a.m. (New York City time) on the day when due in same day funds to the Agent’s Account.

(b) Each of the Seller and the Collection Agent shall, to the extent permitted by law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2% per annum above the Alternate Base Rate, payable on demand.

(c) All computations of interest under clause (b) above and all computations of Yield, fees, and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 1.07.    Dividing or Combining Receivable Interests.

The Agent or CSFB, on notice to the Seller on or prior to the last day of any Fixed Period, may either (i) divide any Receivable Interest with respect to a particular Issuer into two or more Receivable Interests having aggregate Capital equal to the Capital of such divided Receivable Interest, or (ii) combine any two or more Receivable Interests with respect to a particular Issuer originating on such last day or having Fixed Periods ending on such last day into a single Receivable Interest having Capital equal to the aggregate of the Capital of such Receivable Interests.

SECTION 1.08.    Increased Costs and Requirements of Law.

(a) If Credit Lyonnais, the Agent, any Investor, any Bank, any entity which enters into a commitment to purchase Receivable Interests or interests therein or any entity which provides liquidity or credit enhancement (each an “Affected Person”) determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law)

(x) affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or to lend against or otherwise to maintain the investment in Pool Receivables or interests therein, hereunder or under any commitments to an Investor related to this Agreement or to the funding thereof or any related liquidity facility or credit enhancement facility (or any participation therein) and other commitments of the same type or

(y) increases the cost to an Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, Receivable Interests in respect of which the Yield is computed by reference to the Eurodollar Rate (Reserve Adjusted), then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall pay to the Agent within 30 days of the delivery of such demand, for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital or increased costs to be allocable to the existence of any of such commitments. Without limiting the Seller’s liability with respect to such increases in capital or costs, such Affected Person shall, if possible, use its reasonable best efforts to mitigate such increases in capital or costs. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(b) In the event that any change in any requirement of law or in the interpretation or application to an Affected Person of a requirement of law or change thereto by the relevant governmental authority after the date hereof or compliance by an Affected Person with any request or directive (whether or not having the force of law) from any central bank or other governmental authority after the date of this Agreement:

(i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Affected Person on account of Collections, Yield, Collection Agent Fees or any other amounts payable hereunder or under the Fee Agreements (excluding franchise taxes imposed on such Affected Person by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof and income taxes of any kind); or

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person which are not otherwise included in the determination of the Alternate Base Rate or Eurodollar Rate (Reserve Adjusted) hereunder;

and the result of any of the foregoing is to increase the cost to such Affected Person of owning the Receivable Interests or to reduce any amount receivable hereunder or under the Fee Agreements then, upon demand by the Agent, the Seller shall pay to the Agent within 30 days of the delivery of such demand, any additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. Without limiting the Seller’s liability with respect to such increases in capital or costs, such Affected Person shall, if possible, use its reasonable best efforts to mitigate such increases in capital or costs.

SECTION 1.09.    Security Interest.

As collateral security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as Seller or otherwise) to be performed under this Agreement or any document delivered in connection with this Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of the Seller hereunder or thereunder, whether for indemnification payments, fees, expenses or otherwise, the Seller hereby assigns to the Agent for its benefit and the ratable benefit of the Investors and the Banks, and hereby grants to the Agent for its benefit and the ratable benefit of the Investors and the Banks, a security interest in, all of the Seller’s right, title and interest in, to and under (but none of the Seller’s obligations under) all of the following, whether now or hereafter existing or arising:

(a) the SPV Purchase Agreement, including, without limitation, (i) all rights of the Seller to receive moneys due or to become due under or pursuant to the SPV Purchase Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the SPV Purchase Agreement, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the SPV Purchase Agreement, (iv) claims of the Seller for damages arising out of or for breach of or default under the SPV Purchase Agreement, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder,

(b) all Receivables, the Related Security with respect thereto and the Collections and all other assets, including, without limitation, accounts, chattel paper, instruments and general intangibles (as those terms are defined in the UCC) owned by the Seller and not otherwise purchased or scheduled to be purchased under this Agreement,

(c) the Lock-Box Accounts and Blocked Accounts and all amounts on deposit therein and all certificates and instruments, if any, from time to time evidencing any of the foregoing and

(d) to the extent not included in the foregoing, all proceeds of any and all of the foregoing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF TERMINATION

SECTION 2.01.    Representations and Warranties; Covenants.

The Seller hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, set forth in Exhibits III and IV, respectively, hereto.

SECTION 2.02.    Events of Termination.

If any of the Events of Termination set forth in Exhibit V hereto shall occur and be continuing, the Agent may, by notice to the Seller, take either or both of the following actions: (x) declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the

Collection Agent, designate another Person to succeed United Rentals as the Collection Agent; provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration or designation or upon any such automatic termination, the Investors, the Banks and the Agent shall have (a) the rights of the Seller as “Purchaser” under the SPV Purchase Agreement and (b) in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC of the appropriate jurisdiction or jurisdictions and under other applicable law, which rights and remedies shall be cumulative.

SECTION 2.03.    Renewal of Agreement.

If the Seller wishes to request an extension of the date specified in clause (a) of the definition of Facility Termination Date, the Seller shall deliver, to each Issuer and Bank at least 120 days prior to such date a notice requesting that they extend such date to the date specified in such notice. Each Issuer and its Related Banks, shall notify the Seller in writing, no later than 90 days prior to the then current Facility Termination Date, whether, in its sole discretion, each Issuer and each Bank agrees to such an extension. If accepted by all Issuers and Banks, this Agreement (including, without limitation, the terms of the Fee Agreements through December 2003) shall be unchanged except that the date specified in clause (a) of the definition of Facility Termination Date shall thereafter mean the date so specified in the Seller’s notice. If less than all Issuers and their Related Banks accept, then

(a) the extending Issuers and Related Banks may agree to increase their Issuer Purchase Limits and Related Bank Commitments, respectively, in the aggregate up to the then current Purchase Limit, and to purchase the outstanding Receivable Interests from the non-extending Issuers and their Related Banks prior to the then current Facility Termination Date or

(b) to the extent the extending Issuers and their Related Banks do not increase their Issuer Purchase Limits and Related Bank Commitments to an amount equal to the aggregate outstanding Capital of all Receivable Interests, the Seller, with the approval of the the Agent, shall designate a Liquidation Day for all Receivable Interests; thereafter, when the outstanding Capital of all Receivable Interests has been reduced to the amount of the Issuer Purchase Limits for the extending Issuers and their Related Banks and all conditions required for a purchase under Section 1.02 of this Agreement have been met,

(i) the extending Issuers or their Related Banks shall purchase additional Receivable Interests in an amount equal to the outstanding Capital of the non-extending Issuers and their Related Banks,

(ii) the Seller shall use the proceeds of such purchases simultaneously to pay down the outstanding Capital of the non-extending Issuers and their Related Banks and

(iii) the Purchase Limit shall be decreased to the amount of the Issuer Purchase Limits of the extending Issuers.

Upon payment in full of all amounts owing to such non-extending Issuers and their Related Banks, they shall no longer be parties to this Agreement except that the provisions noted in Section 6.12 shall continue to apply. It is anticipated that the transactions contemplated by this Section 2.03(b) will be completed prior to the then current Facility Termination Date. If they are not, and the non-extending Issuers and their Related Banks still have Capital of Receivable Interests outstanding, the Facility Termination Date shall occur as scheduled. If the transactions are completed prior to the current Facility Termination Date, the Facility Termination Date shall be extended to a date not more than 360 days from the date all such transactions are completed.

ARTICLE III

INDEMNIFICATION

SECTION 3.01.    Indemnities by the Seller.

Without limiting any other rights that the Agent, the Investors, the Banks or any entity which provides liquidity or credit enhancement or any of their respective Affiliates or agents (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, costs, expenses, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such

Indemnified Party, (b) recourse for uncollectible Receivables or (c) any income taxes or any other tax or fee measured by income incurred by such Indemnified Party, arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract. Without limiting or being limited by the foregoing (but subject to the aforementioned exclusions), the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the creation of an undivided percentage ownership or security interest in any Receivable which purports to be part of the Net Receivables Pool Balance but which is not at the date of the creation of such interest an Eligible Receivable;

(ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) pursuant to this Agreement and the other Transaction Documents which shall have been incorrect in any material respect when made;

(iii) the failure by the Seller or the Originators to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv) the failure to vest and maintain vested in the Agent on behalf of the Investors and the Banks (a) a first priority perfected undivided percentage ownership or security interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof or (b) a first priority perfected security interest as provided in Section 1.09, in each case free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(vi) without double counting for any Dilution for which a deemed collection has been received under Section 1.04(e)(i) of this Agreement, any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or any other credit related loss) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (to the extent such collection activities were performed by the Seller acting as Collection Agent);

(vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof (including any failure to comply with the covenants contained in Exhibit IV) or of the SPV Purchase Agreement;

(viii) any products liability or other claim (including any claim for unpaid sales, excise or other taxes) arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

(ix) the commingling by the Seller or the Collection Agent of Collections of Pool Receivables at any time with other funds or the failure of Collections to be deposited into Lock-Box Accounts;

(x) any investigation, litigation or proceeding related to this Agreement or the ownership of Receivable Interests or in respect of any Receivable or Related Security;

(xi) any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to the Collection Agent hereunder; or

(xii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller in servicing, administering or collecting any Receivable.

ARTICLE IV

ADMINISTRATION AND COLLECTION OF POOL RECEIVABLES

SECTION 4.01.    Designation of Collection Agent.

The servicing, administration and collection of the Pool Receivables shall be conducted by the Collection Agent so designated hereunder from time to time. Until the Agent gives notice to the Seller of the designation of a new Collection Agent in accordance with the terms hereof, United Rentals is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Agent at any time after the occurrence of an Event of Termination may designate as Collection Agent any Person (including itself) to succeed United Rentals or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. The Collection Agent may, with the prior consent of the Agent, subcontract with any other Person for the servicing, administration or collection of the Pool Receivables. Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof.

SECTION 4.02.    Duties of Collection Agent.

(a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller and the Agent for the ratable benefit of the Investors and the Banks hereby appoint the Collection Agent, from time to time designated pursuant to Section 4.01, as agent to enforce their respective rights and interests in the Pool Receivables and the Related Security. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in the best interests of the Seller, the Investors and the Banks.

(b) The Collection Agent shall administer the Collections in accordance with the procedures described in Section 1.04 and shall perform the other obligations of the “Collection Agent” set forth in this Agreement.

(c) If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, United Rentals, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance or otherwise modify the payment terms of any Receivable as it deems appropriate to maximize Collections thereof.

(d) The Collection Agent shall hold in trust for the Seller and each Investor and Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables.

(e) The Collection Agent shall, as soon as practicable following receipt, turn over to the Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

(f) The Collection Agent shall, from time to time at the request of the Agent, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside for the Investors and the Banks pursuant to Section 1.04.

(g) On or before the tenth Business Day of each month, the Collection Agent shall prepare and forward to the Agent and CSFB a Monthly Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month. On or before 11:00 a.m. (New York time) on the first Business Day of each week, the Collection Agent shall prepare and forward to the Agent and CSFB an Interim Report as of the last Business Day of the previous week; provided, however that if and so long as the long-term senior secured debt securities of United Rentals are rated “BB” or below by Standard & Poor’s (or such rating is suspended or withdrawn), the Collection Agent shall prepare and forward to the Agent and CSFB on a daily basis no later than 11:00 a.m. (New York time) an Interim Report as of the close of business on the previous Business Day.

SECTION 4.03.    Certain Rights of the Agent.

(a) The Agent is authorized at any time, (i) after and during the continuation of a downgrade of the long-term senior secured debt securities of United Rentals to “BB-” or below by Standard & Poor’s (or any such rating is suspended or withdrawn) or (ii) after the occurrence of an Event of Termination, to deliver to the Lock-Box Banks and Blocked Account Banks the Notice of Effectiveness provided for in the Lock-Box Agreements and Blocked Account Agreements. The Seller hereby transfers to the Agent for the ratable benefit of the Investors and the Banks, effective when the Agent delivers such Notice of Effectiveness, the exclusive ownership and control of the Lock-Box Accounts and Blocked Accounts to which the Obligors of Pool Receivables shall make payments. The Seller shall take any actions reasonably requested by the Agent to effect such transfer. All amounts in the Lock-Box Accounts and Blocked Accounts which represent Collections of Receivables may, in accordance with this Agreement, be deposited into the Agent’s Account, pro rata in accordance with outstanding Capital, as the Agent may determine.

(b) At any time following an Event of Termination or an Incipient Event of Termination:

(i) The Agent may direct the Obligors of Pool Receivables that all payments thereunder be made directly to the Agent or its designee.

(ii) At the Seller’s expense the Agent may, and at the request of the Agent the Seller shall, notify each Obligor of Pool Receivables of the ownership of Receivable Interests under this Agreement and direct that payments be made directly to the Agent or its designee.

(iii) At the Agent’s request and at the Seller’s expense, the Seller and the Collection Agent shall (x) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Pool Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Pool Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (y) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

SECTION 4.04.    Rights and Remedies.

(a) If the Collection Agent fails to perform any of its obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Agent’s costs and expenses incurred in connection therewith shall be payable by the Seller (if the Collection Agent that fails to so perform is the Seller or its designee).

(b) The Seller shall and shall require the Originators to perform their respective obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold and the exercise by the Agent on behalf of the Investors and the Banks of their rights under this

Agreement shall not release the Collection Agent, the Originators or the Seller from any of their duties or obligations with respect to any Pool Receivables or related Contracts. Neither the Agent, the Investors nor the Banks shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller or the Originators thereunder.

(c) In the event of any conflict between the provisions of this Article and Article VI of the SPV Purchase Agreement, the provisions of this Agreement shall control.

SECTION 4.05.    Further Actions Evidencing Purchases.

(a) The Seller will, and will require that each of the Originators will, from time to time, at its own expense, promptly execute and deliver all further instruments and documents and take all further actions that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased hereunder, or to enable the Investors, the Banks or the Agent to exercise and enforce their respective rights and remedies hereunder. Without limiting the foregoing, the Seller or the Originators will, upon the request of the Agent

(i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Receivable Interests; and

(ii) mark conspicuously (which marking may be done electronically) each invoice evidencing each Pool Receivable with a legend, acceptable to the Agent, evidencing that Receivable Interests therein have been sold.

(b) The Seller authorizes the Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool Receivables, the Related Security and the Collections with respect thereto without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(c) The Seller authorizes the Agent to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Pool Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Pool Receivables and enforcing the Pool Receivables and the Related Security.

SECTION 4.06.    Covenants of the Collection Agent and the Seller.

(a) Audits. The Collection Agent and the Seller will, and will require that each of the Originators will, from time to time during regular business hours as requested by the Agent, permit the Agent,

(i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Collection Agent, the Seller and the Originators,

(ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Collection Agent, the Seller or the Originators relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and

(iii) to visit the offices and properties of the Collection Agent, the Seller or the Originators for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Collection Agent’s performance hereunder with any of the officers or employees of the Collection Agent, the Seller or the Originators having knowledge of such matters.

Upon the Agent’s request (no more frequently than once every six months unless an Event of Termination or Incipient Event of Termination has occurred), the Seller will, at its expense, appoint independent public accountants (which may, with the consent of the Agent, be United Rentals’ regular independent public accountants), or utilize the Agent’s representatives or auditors, to prepare and deliver to the Agent a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Agent.

(b) Change in Credit and Collection Policy. The Collection Agent will not make any change in the Credit and Collection Policy that would impair the collectibility of any Pool Receivable or the ability of United Rentals (if it is acting as Collection Agent) to perform its obligations under this Agreement. In the event that the Collection Agent makes any material change to the Credit and Collection

Policy, it shall, no later than three Business Days prior to the effectiveness of such change, provide the Agent with an updated Credit and Collection Policy and a summary of all material changes.

(c) Payment of Sales Taxes. The Collection Agent will, and will require in its agreement with the Originators that each Originator will, pay all sales, excise or other taxes with respect to the Receivables to the applicable taxing authority when due, and will, upon the request of the Agent, provide the Agent with evidence of such payment.

SECTION 4.07.    Indemnities by the Collection Agent.

Without limiting any other rights that the Agent, any Investor, any Bank or any of their respective Affiliates or agents (each, a “Special Indemnified Party”) may have hereunder or under applicable law, and in consideration of its appointment as Collection Agent, the Collection Agent hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, damages, costs, expenses, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Special Indemnified Party, (b) recourse for uncollectible Receivables or (c) any income taxes or any other tax or fee measured by income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract):

(i) any representation or warranty or statement made by the Collection Agent under or in connection with this Agreement which shall have been incorrect in any material respect when made;

(ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation with respect to any Pool Receivable or Contract, including payment of all unpaid sales, excise or other taxes when due;

(iii) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement;

(iv) the commingling of Collections of Pool Receivables at any time by the Collection Agent with other funds;

(v) any action or omission by the Collection Agent not in compliance with its Credit and Collection Policy which has the effect of reducing or impairing the rights of the Investors or the Banks with respect to any Pool Receivable or the value of any Pool Receivable;

(vi) any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Collection Agent or its Affiliates in servicing, administering or collecting any Receivable; or

(vii) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool as a result of the collection activities with respect to such Receivable by the Collection Agent.

SECTION 4.08.    Representations and Warranties of the Collection Agent.

The Collection Agent represents and warrants as follows:

(a) The Collection Agent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to so qualify would not be expected to have a material adverse effect on the Collection Agent’s ability to perform its duties or obligations with respect to the Receivables Pool.

(b) The execution, delivery and performance by the Collection Agent of this Agreement and any other Transaction Document to which it is a party (i) are within the Collection Agent’s corporate powers, (ii) have been duly authorized by all necessary corporate action and (iii) do not contravene (1) the Collection Agent’s charter or by-laws, (2) any law, rule or regulation applicable to the Collection Agent, (3) any contractual restriction binding on or affecting the Collection Agent or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Collection Agent or its property. This Agreement has been duly executed and delivered by the Collection Agent.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Collection Agent of this Agreement or any other document to be delivered by it hereunder.

(d) This Agreement constitutes the legal, valid and binding obligation of the Collection Agent enforceable against the Collection Agent in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) If the Collection Agent is United Rentals or one of its Affiliates, each Monthly Report, Interim Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of United Rentals to the Agent, the Investors or the Banks in connection with this Agreement is correct in all material respects as of its date or (except as otherwise disclosed to the Agent, the Investors or the Banks, as the case may be, at such time) as of the date so furnished, and no such document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(f) All sales, excise or other taxes with respect to the merchandise, insurance or services which are the subject of any Contract for a Receivable have been paid when due.

ARTICLE V

THE AGENT

SECTION 5.01.    Authorization and Action.

Each Investor and each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

SECTION 5.02.    Agent’s Reliance, Etc.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent’s servicing, administering or collecting Pool Receivables as Collection Agent), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent:

(a) may consult with legal counsel (including counsel for the Seller, the Originators or the Collection Agent), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(b) makes no warranty or representation to any Investor or Bank (whether written or oral) and shall not be responsible to any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller, the Originators or the Collection Agent or to inspect the property (including the books and records) of the Seller or the Collection Agent;

(d) shall not be responsible to any Investor or Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 5.03.    Credit Lyonnais and Affiliates.

With respect to any Receivable Interest or interest therein owned by it, Credit Lyonnais shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent. Credit Lyonnais and any of its Affiliates may generally engage in any kind of business with the Seller, the Collection Agent, the Originators or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Collection Agent, the Originators or any Obligor or any of their respective Affiliates, all as if Credit Lyonnais were not the Agent and without any duty to account therefor to the Investors or the Banks.

SECTION 5.04.    Bank’s Purchase Decision.

Each Bank acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01.    Amendments, Etc.

No amendment or waiver of any provision of this Agreement and no consent to any departure by the Seller or the Collection Agent therefrom shall be effective unless in a writing signed by the Agent, as agent for the Investors and the Banks, and, in the case of any amendment, also signed by the Seller; provided, however, that no amendment shall, unless signed by the Collection Agent in addition to the Agent, affect the rights or duties of the Collection Agent under this Agreement and provided further that any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Investors, the Banks or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 6.02.    Notices, Etc.

All notices, demands, consents, requests and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (which shall include electronic transmission), shall be personally delivered, express couriered, electronically transmitted (in which case receipt shall be confirmed by telephone and a hard copy shall also be sent by regular mail) or mailed by registered or certified mail and shall, unless otherwise expressly provided herein, be effective when received at the address specified below for the listed parties or at such other address as shall be specified in a written notice furnished to the other parties hereunder.

If to the Seller:

UNITED RENTALS RECEIVABLES LLC II
Five Greenwich Office Park
Greenwich, CT 06830

Attention:	Elliott Mayer
Tel. No.:	(203) 618-7202
Facsimile No.:	(203) 622-6080

If to the Collection Agent:

UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, CT 06830

Attention:	Elliott Mayer
Tel. No.:	(203) 618-7202
Facsimile No.:	(203) 622-6080

If to the Agent:

CREDIT LYONNAIS NEW YORK BRANCH
1301 Avenue of the Americas
New York, NY 10019

Attention:	Matthew Croghan
Tel. No.:	(212) 261-7812
Facsimile No.:	(212) 459-3258

If to the Issuers:

ATLANTIC ASSET SECURITIZATION CORP.
c/o Lord Securities Corporation
Two Wall Street, 19th Floor
New York, NY 10005

Tel. No.:	(212) 346-9000
Facsimile No.:	(212) 346-9012

GRAMERCY CAPITAL CORPORATION
c/o Credit Suisse First Boston, New York Branch
Eleven Madison Avenue
New York, NY 10010-3629

Attention:	ABS Conduit Finance
Tel. No.:	(212) 325-9082
Facsimile No.:	(212) 325-4519

If to the Banks:

CREDIT LYONNAIS NEW YORK BRANCH
1301 Avenue of the Americas
New York, NY 10019

Attention:	Matthew Croghan
Tel. No.:	(212) 261-7812
Facsimile No.:	(212) 459-3258

CREDIT SUISSE FIRST BOSTON, NEW YORK BRANCH
Eleven Madison Avenue
New York, NY 10010-3629

Attention:	ABS Conduit Finance
Tel. No.:	(212) 325-9082
Facsimile No.:	(212) 325-4519

SECTION 6.03.    Assignability.

(a) This Agreement and the Investors’ rights and obligations herein (including ownership of each Receivable Interest) shall be assignable by the Investors and their successors and assigns with the prior written consent of the Seller which consent shall not be unreasonably withheld; provided, that the consent of the Seller shall not be required after the occurrence and during the continuation of an Event of Termination or for an assignment to another commercial paper conduit sponsored or administered by CSFB or Credit Lyonnais. Each assignor of a Receivable Interest or any interest therein shall notify the Agent and the Seller of any such assignment. Each assignor of a Receivable Interest may, in connection with the assignment or participation, disclose to the assignee or participant any information, relating to the Seller or the Receivables, which was furnished to such assignor by or on behalf of the Seller or by the Agent; provided that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Seller received by it from any of the foregoing entities.

(b) Each Bank may assign to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Related Bank Commitment and any Receivable Interests or interests therein owned by it), with the prior written consent of the Seller, which consent shall not be unreasonably withheld. The parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance. In addition, Credit Lyonnais or any of its Affiliates may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of the Seller or the Agent.

(c) This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns with the prior written consent of the Seller, which consent shall not be unreasonably withheld.

(d) Neither the Seller nor the Collection Agent may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

(e) Without limiting any other rights that may be available under applicable law, the rights of the Investors may be enforced through them or by their agents.

SECTION 6.04.    Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted under Section 3.01 hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Receivables) of this Agreement, any asset purchase agreement or similar agreement relating to the sale or transfer of interests in Receivable Interests and the other documents and agreements to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Issuers, Credit Lyonnais, CSFB and their respective Affiliates and agents with respect thereto and with respect to advising the Agent, the Issuers, Credit Lyonnais, CSFB and their respective Affiliates and agents as to their rights and remedies under this Agreement, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Agent, the Investors, the Banks and their respective Affiliates and agents, in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder.

(b) In addition, the Seller shall pay (i) if not included in an Issuer’s Investor Rate, any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of the Issuers’ commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest and (ii) any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder. The Seller agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(c) The Seller also shall pay on demand all other costs, expenses and taxes (excluding income taxes) incurred by any Issuer or any stockholder or agent of such Issuer (“Other Costs”), including the reasonable cost of administering the operations of such Issuer, the reasonable cost of auditing such Issuer’s books by certified public accountants, the cost of rating such Issuer’s commercial paper by independent financial rating agencies, the taxes (excluding income taxes) resulting from such Issuer’s operations, and the reasonable fees and out-of-pocket expenses of counsel for any stockholder or agent of such Issuer with respect to advising as to rights and remedies under this Agreement, the enforcement of this Agreement or advising as to matters relating to the Issuers’ operations; provided that the Seller and any other Persons who from time to time sell receivables or interests therein to the Issuers (“Other Sellers”) each shall be liable for such Other Costs ratably in accordance with such Person’s usage under its respective facility; and provided further that if such Other Costs are attributable to the Seller and not attributable to any Other Seller, the Seller shall be solely liable for such Other Costs and if such Other Costs are attributable solely to Other Sellers, the Other Sellers shall be solely liable for such Other Costs.

SECTION 6.05.    No Proceedings.

Each of the Seller, the Agent, the Collection Agent, each Investor, each Bank, each assignee of a Receivable Interest or any interest therein and each entity which enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against, or join any other Person in instituting against, an Issuer any proceeding of the type referred to in paragraph (g)

of Exhibit V for one year and one day after the latest maturing commercial paper note issued by such Issuer is paid in full.

SECTION 6.06.    Confidentiality.

Unless otherwise required by applicable law, each party hereto agrees to maintain the confidentiality of this Agreement (and all drafts thereof) in communications with third parties and otherwise; provided that this Agreement may be disclosed to (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent, (b) the legal counsel and auditors of any party hereto if they agree to hold it confidential and (c) the rating agencies and placement agents for the Issuers’ commercial paper notes; provided, however, that no party shall have any obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

SECTION 6.07.    GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO), EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE INVESTORS AND THE BANKS IN THE RECEIVABLES AND IN THE OTHER ITEMS DESCRIBED IN SECTION 1.09, OR REMEDIES HEREUNDER IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 6.08.    SUBMISSION TO JURISDICTION.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO

THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

SECTION 6.09.    WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE PURCHASES OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

SECTION 6.10.    Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 6.11.    Construction of the Agreement.

The parties hereto intend that the purchase and sale of Receivable Interests from the Seller be treated as a sale of such Receivable Interests and the proceeds thereof. However, if a determination is made that such transfer shall not be so treated, this Agreement shall be deemed to constitute a security agreement and the transactions effected hereby shall be deemed to constitute a secured financing in each case under applicable law and to that end, the Seller hereby grants to the Agent, for the benefit of the Investors and the Banks, a security interest in and to any and all Receivables, all Related Security with respect to such Receivables and all Collections with respect thereto to secure its obligations hereunder.

SECTION 6.12.    Survival of Termination.

The provisions of Sections 1.08, 3.01, 4.07, 6.04, 6.05 and 6.06 shall survive any termination of this Agreement.

SECTION 6.13.    Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 6.14.    CSFB and Affiliates.

CSFB and any of its Affiliates may generally engage in any kind of business with the Seller, the Collection Agent, the Originators or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Collection Agent, the Originators or any Obligor or any of their respective Affiliates, all as if CSFB were not a Bank and without any duty to account therefor to the Investors or the other Banks.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	UNITED RENTALS RECEIVABLES LLC II

By:

Name:
Title:

COLLECTION AGENT:	UNITED RENTALS, INC.

By:

Name:
Title:

ISSUERS:	ATLANTIC ASSET SECURITIZATION CORP.

	By:	CREDIT LYONNAIS NEW YORK BRANCH, as Attorney-in-Fact

By:

Name: Joan Flanigan-Clarke
Title: Vice President

GRAMERCY CAPITAL CORPORATION

	By:	CREDIT SUISSE FIRST BOSTON, NEW YORK BRANCH, as Attorney-in-Fact

By:

Name: Matthew J. Monaco
Title: Associate

By:

Name:
Title:

AGENT:	CREDIT LYONNAIS NEW YORK BRANCH

By:

Name: Joan Flanigan-Clarke
Title: Vice President

BANKS:	CREDIT LYONNAIS NEW YORK BRANCH

By:

Name: Joan Flanigan-Clarke
Title: Vice President

CREDIT SUISSE FIRST BOSTON,
NEW YORK BRANCH

By:

Name: Matthew J. Monaco
Title: Associate

By:

Name:
Title:

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Affiliated Obligor” means any Obligor that is an Affiliate of another Obligor.

“Aged Receivables Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the sum of the Outstanding Balance of Receivables in the Reportable Pool which were 91 to 120 days past due as of the last day of such month and (without duplication) the Outstanding Balance of Receivables in the Reportable Pool which, consistent with the Credit and Collection Policy, were written off as uncollectible during such month by (b) the aggregate dollar amount of Receivables in the Reportable Pool created during the month ended five months prior to the most recent month-end.

“Agent” means Credit Lyonnais New York Branch and its permitted successors and assigns as agent for the Investors and the Banks under the Agreement.

“Agent’s Account” means the special account (account number 01-25680-0001-00-001) of the Agent maintained at the office of Credit Lyonnais, New York Branch, ABA 026008073.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest determined by Credit Lyonnais in New York, New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that Credit Lyonnais charges any corporate customer); and

(b) the Federal Funds Rate plus 0.50%.

“Assignee Rate” for any Fixed Period for any Receivable Interest means an interest rate per annum equal to the applicable percentage per annum (set forth in Annex A hereto) above the Eurodollar Rate (Reserve Adjusted) for such Fixed Period; provided, however, that in the case of

(a) any Fixed Period on or prior to the first day of which an Investor or Bank shall have notified the Agent that

(i) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor or Bank to fund such Receivable Interest at the rate set forth above (and such Investor or Bank shall not have subsequently notified the Agent that such circumstances no longer exist),

(ii) dollar deposits in the relevant amounts and for the relevant Fixed Period are not available,

(iii) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (Reserve Adjusted) for the relevant Fixed Period or

(iv) the Eurodollar Rate (Reserve Adjusted) determined pursuant hereto does not accurately reflect the cost to the Investors or the Banks (as conclusively determined by the Agent) of maintaining Receivable Interests during such Fixed Period,

(b) any Fixed Period of one to and including 29 days (other than a Fixed Period which corresponds to the month of February or which begins on a day in the month of February and runs to the numerically corresponding day of the following month),

(c) any Fixed Period as to which the Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Fixed Period, that the related Receivable

Interest will be funded by each Issuer by the issuance of commercial paper, or

(d) any Fixed Period for a Receivable Interest the Capital of which allocated to the Investors or Banks is less than $500,000, the “Assignee Rate” for each such Fixed Period shall be an interest rate per annum equal to the Alternate Base Rate in effect on the first day of such Fixed Period; provided, further, that after the occurrence and during the continuation of an Event of Termination, the “Assignee Rate” for each Fixed Period shall be an interest rate per annum equal to 2% plus the Alternate Base Rate in effect on the first day of such Fixed Period.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank and an Eligible Assignee, pursuant to which such Eligible Assignee may become a party to the Agreement as a Bank.

“Atlantic” means Atlantic Asset Securitization Corp., a Delaware corporation, and its successors and permitted assigns.

“Banks” means each of Credit Lyonnais and CSFB and each Eligible Assignee that shall become a party to the Agreement pursuant to Section 6.03.

“Blocked Account” means an account established in the name of the Seller, maintained at a bank or other financial institution for the purpose of receiving Collections and listed in Annex B as the same may be amended from time to time in accordance with the terms of the Agreement.

“Blocked Account Agreement” means an agreement, in form satisfactory to the Agent and CSFB, among United Rentals, the Seller and each Blocked Account Bank.

“Blocked Account Bank” means a bank or other financial institution with long term senior unsecured debt securities rated at least BBB- by Standard & Poor’s or Baa3 by Moody’s Investors Service, Inc. or as approved by the Agent and CSFB holding one or more Blocked Accounts and listed in Annex B as the same may be amended from time to time in accordance with the terms of the Agreement.

“Business Day” means any day on which (i) banks are not authorized or required to close in New York City and (ii) if this definition of “Business Day”

is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“Capital” of each Receivable Interest means the original amount paid to the Seller for such Receivable Interest at the time of its purchase by an Issuer or a Bank pursuant to the Agreement, or such amount divided or combined in accordance with Section 1.07 of the Agreement, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to Section 1.04(d) of the Agreement; provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Collateral” means each Receivable and the Related Security and Collections with respect to, and other proceeds of, such Receivable and Related Security and the collateral security referred to in Section 1.09 of the Agreement.

“Collection Agent” means at any time the Person then authorized pursuant to Article IV of the Agreement to service, administer and collect Pool Receivables.

“Collection Agent Fee” has the meaning specified in Section 1.05(a).

“Collection Agent Fee Reserve” for any Receivable Interest at any time means the sum of (a) the unpaid Collection Agent Fee relating to such Receivable Interest accrued to such time, plus (b) an amount equal to the product of (i) the Capital of such Receivable Interest on such date, (ii) the percentage per annum at which the Collection Agent Fee is accruing on such date, (iii) a stress factor of 1.5 and (iv) a fraction having the Days Sales Outstanding as its numerator and 360 as its denominator.

“Collections” means, with respect to any Receivable, (a) all funds which are received by the Seller or the Collection Agent in payment of any amounts owed in respect of such Receivable (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other party directly or indirectly liable for the payment of such Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to Section 1.04 and (c) all other proceeds of such Receivable.

“Concentration Percentage” for any Obligor means at any time 2%, or such higher percentage set forth in Annex C; provided that in the case of an Obligor with any Affiliated Obligor, the Concentration Percentage shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; provided further that the Agent may cancel any such higher Concentration Percentage upon three Business Days’ written notice to the Seller.

“Contract” means an agreement between an Originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Seller in effect on the date of the Agreement and described in Annex D hereto, as modified in compliance with the Agreement.

“Credit Lyonnais” means Credit Lyonnais New York Branch, a branch of a French banking corporation and its successors and permitted assigns.

“CSFB” means Credit Suisse First Boston, New York Branch, a branch of a banking corporation organized and existing under the laws of Switzerland and its successors and permitted assigns.

“Days Sales Outstanding” means for any month the product of (a) the number of days in the month most recently ended and (b) the amount obtained by dividing (i) the Outstanding Balance of Receivables in the Reportable Pool for such month by (ii) the aggregate dollar amount of Receivables in the Reportable Pool created for such month.

“Debt” means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above, and (f) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Default Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Outstanding Balance of all Receivables in the Reportable Pool that were Defaulted Receivables on the last day of each such month or that would have been Defaulted Receivables on such day had they not been written off the books of the applicable Originator or the Seller during such month by (b) the aggregate Outstanding Balance of all Receivables in the Reportable Pool on such day.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, remains unpaid for 91 or more days from the original due date for such payment;

(b) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V; or

(c) which, consistent with the Credit and Collection Policy, would be written off as uncollectible.

“Deferred Purchase Price” has the meaning specified in the Originator Purchase Agreement.

“Delinquency Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Outstanding Balance of all Receivables in the Reportable Pool that were Delinquent Receivables as of the last day of such month by (b) the aggregate Outstanding Balance of all Receivables in the Reportable Pool on such day.

“Delinquent Receivable” means a Receivable that is not a Defaulted Receivable and:

(a) as to which any payment, or part thereof, remains unpaid for 61 or more days from the original due date for such payment; or

(b) which, consistent with the Credit and Collection Policy, would be classified as delinquent.

“Designated Obligor” means, at any time, each Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor upon notice by the Agent to the Seller.

“Dilution” means, with respect to any Eligible Receivable, the aggregate amount of any reductions or adjustments in the Outstanding Balance of such Receivable as a result of any defective, rejected, returned, repossessed or foreclosed merchandise or services or any rebate, sales allowance, cash discount or other adjustment or setoff.

“Dilution Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Dilutions from the Reportable Pool as of the last day of such month by (b) the aggregate amount of newly generated Eligible Receivables in the Reportable Pool during the month two months prior to such month.

“Dilution Reserve” for any Receivable Interest at any time means an amount equal to the Capital of such Receivable Interest on such date multiplied by the Dilution Reserve Percentage at such time.

“Dilution Reserve Percentage” means for any Receivable Interest at any time an amount equal to

[(Stress Factor x Expected Dilution Ratio) + (Dilution Volatility)]  multiplied by the Dilution Horizon where:

Stress Factor	= 2
Expected Dilution Ratio	= the twelve month rolling average of the Dilution Ratio
Dilution Volatility	= (Dilution Spike—Expected Dilution Ratio) x (Dilution Spike divided by Expected Dilution Ratio)
Dilution Spike	= the highest Dilution Ratio as of the last day of each of the six months immediately preceding such day
Dilution Horizon
= the aggregate amount of newly generated Receivables in the Reportable Pool during the most recent two months divided by the Outstanding Balance of Eligible Receivables as of the last day of the most recent month

“Eligible Assignee” means Credit Lyonnais, Credit Agricole Indosuez, any Affiliate of CSFB and any other Person the short term debt of which is rated A-1 by Standard & Poor’s and P-1 by Moody’s Investors Service, Inc. and which is otherwise acceptable to the Agent.

“Eligible Receivable” means, at the relevant time of determination, a Receivable:

(a) the Obligor of which is a United States resident and is not an Affiliate of the Originators or the Seller;

(b) the Obligor of which has not taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V;

(c) the Obligor of which, at the time of the initial creation of an interest therein under the Agreement, is a Designated Obligor;

(d) which is not a Defaulted Receivable or a Delinquent Receivable or a Receivable which is of the type which is currently classified as a United Rentals general ledger account numbered 6661xxx, 7771xxx, 8881xxx or 4405400;

(e) which does not represent proceeds of the sale of equipment which has been leased to an Originator and is subject to the lien of such lease;

(f) which, according to the Contract related thereto, is required to be paid in full within 30 days of the original billing date therefor;

(g) which is an “account” within the meaning of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest;

(h) which is denominated and payable in United States dollars in the United States;

(i) the payment for which is sent directly by the Obligor to a lock-box associated with a Lock-Box Account; provided, however, that otherwise Eligible Receivables the payments for which are not sent directly by the Obligor to a lock-box associated with a Lock-Box Account shall be considered Eligible Receivables until August 1, 2001 and thereafter may be considered Eligible Receivables only if the Collections related thereto are deposited into a Blocked Account or Lock-Box Account;

(j) which was generated in the ordinary course of the applicable Originator’s business and arises under a Contract which

(i) does not require the Obligor thereunder to consent to the transfer, sale or assignment of the rights and duties of the Seller or the Originator thereunder,

(ii) is substantially in the form of the form of contract or the form of invoice (in the case of any open account agreement) previously approved by the Agent,

(iii) together with such Receivable, is in full force and effect, constitutes the legal, valid and binding obligation of the Obligor of such Receivable to pay a determinable amount and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor) and

(iv) does not contain a confidentiality provision that purports to restrict the ability of the Investors, the Banks or their assignees to exercise their rights under the Agreement, including, without limitation, their right to review the Contract;

(k) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of the Seller, the Originators or the Obligor is in violation of any such law, rule or regulation in any material respect;

(l) which satisfies all applicable requirements of the Credit and Collection Policy and complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent may from time to time specify to the Seller upon 30 days’ notice;

(m) as to which, at or prior to the time of the initial creation of an interest therein under the Agreement, the Agent has not notified the Seller that the Receivables of a particular Obligor are not acceptable for purchase by the Issuers or the Banks hereunder; and

(n) the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Fixed Period, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the offered rate per annum for deposits in U.S. dollars in a principal amount of not less than $1,000,000 for such Fixed Period as of 11:00 A.M., London time, two Business Days before the first day of such Fixed Period, which appears on the display designated as “Page 3750” on the Telerate Service (or such other page as may replace “Page 3750” on that service for the purpose of displaying London interbank offered rates of major banks) (the “Telerate LIBO Page”); provided that if on any Business Day on which the Eurodollar Rate is to be determined, no offered rate appears on the Telerate LIBO Page, the Agent will request the principal London office of Credit Lyonnais (the “Eurodollar Reference Bank”), to provide the Agent with its quotation at approximately 11:00 A.M., London time, on such date of the rate per annum it offers to prime banks in the London interbank market for deposits in U.S. dollars for the requested Fixed Period in an amount substantially equal to the Capital associated with such Fixed Period; if the Eurodollar Reference Bank does not furnish timely information to the Agent for determining the Eurodollar Rate, then the Eurodollar Rate shall be considered to be the Alternate Base Rate for such Fixed Period.

“Eurodollar Rate (Reserve Adjusted)” for any Investor or Bank for any Fixed Period means the rate (expressed as a decimal rounded upwards, if necessary, to the nearest one hundredth of a percentage point) determined pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted)	=	Eurodollar Rate
1—Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, relative to each Fixed Period for any Investor or Bank, a percentage (expressed as a decimal) applicable two

Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor or Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term comparable to such Fixed Period.

“Event of Termination” has the meaning specified in Exhibit V.

“Facility Termination Date” means the earliest of (a) June 23, 2002 (as such date may be extended pursuant to the provisions of Section 2.03 of the Agreement) or (b) the date determined pursuant to Section 2.02 or (c) the date the Purchase Limit is reduced to zero pursuant to Section 1.01(b) of the Agreement.

“Federal Funds Rate” means, with respect to any day, the rate set forth in H.15(519) for that day opposite the caption “Federal Funds (Effective).” If on any date of determination, such rate is not published in H.15(519), such rate will be the rate set forth in Composite 3:30 P.M. Quotations for U.S. Government Securities for that day under the caption “Federal Funds/Effective Rate.” If on any date of determination, the appropriate rate is not published in either H.15(519) or Composite 3:30 P.M. Quotations for U.S. Government Securities, such rate will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in New York City prior to 9:00 a.m., New York City time, on that day.

“Fee Agreement” means each of the separate fee agreements, of even date herewith, between the Seller and the Agent or CSFB, as applicable, as the same may be amended or restated from time to time.

“Fixed Period” means with respect to any Receivable Interest:

(a) initially the period commencing on the date of purchase of such Receivable Interest and ending such number of days as the Seller shall select and the applicable Issuer or Bank, in its discretion, may approve pursuant to Section 1.02 of the Agreement, up to 31 days from such date; and

(b) thereafter each period commencing on the last day of the immediately preceding Fixed Period for such Receivable Interest and ending such number of days (not to exceed 31 days) as the Seller shall select and the applicable Issuer or Bank, in its discretion, may approve on notice by the Seller received by the Agent and such Issuer or Bank (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on such last day, except that if the applicable Issuer or Bank shall not have received such notice or approved such period on or before 11:00 A.M. (New York City time) on such last day, such period shall be one day; provided that

(i) any Fixed Period in respect of which Yield is computed by reference to the Assignee Rate shall be a period from one to and including 29 days, or a period of one month, as the Seller may select as provided above;

(ii) any Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, that if Yield in respect of such Fixed Period is calculated by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day);

(iii) in the case of any Fixed Period of one day, (x) if such Fixed Period is the initial Fixed Period for a Receivable Interest, such Fixed Period shall be the day of purchase of such Receivable Interest; (y) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (z) if such Fixed Period occurs on a day immediately preceding a day which is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day; and

(iv) in the case of any Fixed Period for any Receivable Interest which commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period which commences on or after the Termination Date for such Receivable Interest shall be of such duration as shall be selected by the applicable Issuer or Bank.

“Gramercy” means Gramercy Capital Corporation, a Delaware corporation, and its successors and permitted assigns.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Amounts” has the meaning specified in Section 3.01 of the Agreement.

“Indemnified Party” has the meaning specified in Section 3.01 of the Agreement.

“Interim Report” means a report, in substantially the form of Annex E hereto, furnished by the Collection Agent to the Agent and CSFB pursuant to Section 4.02 of the Agreement.

“Investor” means each of the Issuers and all other owners by assignment or otherwise of a Receivable Interest or any interest therein and any Person which has entered into an agreement to purchase, undivided interests therein (each of which shall be an Eligible Assignee).

“Investor Rate” for any Fixed Period for any Receivable Interest means:

(a) to the extent Atlantic funds such Receivable Interest for such Fixed Period by issuing commercial paper, the rate (or if more than one rate, the weighted average of the rates) at which commercial paper notes of Atlantic having a term equal to such Fixed Period and to be issued to fund such Receivable Interest may be sold by any placement agent or commercial paper dealer selected by the Agent on behalf of Atlantic, plus all commissions of placement agents and commercial paper dealers with respect to such commercial paper notes as agreed between each such agent or dealer and the Agent and notice of which has been given by the Agent to the Collection Agent; provided if the rate (or rates) as agreed between any such agent or dealer and the Agent for any Fixed Period for any Receivable Interest is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum; and

(b) to the extent Gramercy funds such Receivable Interest for such Fixed Period by issuing commercial paper, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by Gramercy from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those promissory notes issued by Gramercy that are allocated, in whole or in part, by Gramercy to fund or maintain such Receivable Interest during such Fixed Period as determined by Gramercy and reported to the Seller, which rates shall reflect and give effect to (i) the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by Gramercy and (ii) any and all reasonable costs and expenses of any issuing and paying agent or other Person responsible for the administration of Gramercy’s commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper issued to fund the making or maintenance of any Receivable Interest; provided, however, that if any component of such rate is a discount rate, in calculating the Investor Rate for such Fixed Period, Gramercy shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Issuer” means each of Atlantic and Gramercy and any successor or assign of an Issuer that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Issuer Purchase Limit” means $100,000,000 for Atlantic and $150,000,000 for Gramercy; provided, however, that if the Purchase Limit is modified in accordance with Sections 1.01(b) or 2.03 of the Agreement then each Issuer Purchase Limit shall be proportionately modified, unless all of the Issuers have agreed to a different allocation or an Issuer elects not to increase its Issuer Purchase Limit pursuant to Section 1.01(b) of the Agreement or elects not to extend the Facility Termination Date pursuant to Section 2.03 of the Agreement.

“Liquidation Day” means, for any Receivable Interest, (a) each day during a Settlement Period for such Receivable Interest on which the conditions set forth in paragraph 2 of Exhibit II are not satisfied, and (b) each day which occurs on or after the Termination Date for such Receivable Interest.

“Liquidation Fee” means, for any Fixed Period during which a Liquidation Day occurs, the amount, if any, by which (a) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Fixed Period pursuant to clause (iv) of the definition thereof) which would have accrued during such Fixed Period on the reductions of Capital of the Receivable Interest relating to such Fixed Period had such reductions remained as Capital, exceeds (b) the income, if any, received by the Investors’ or Banks’ investing the proceeds of such reductions of Capital.

“Lock-Box Account” means an account maintained at a bank or other financial institution for the purpose of receiving Collections and listed in Annex F as the same may be amended from time to time in accordance with the terms of the Agreement.

“Lock-Box Agreement” means an agreement, in substantially the form of Annex G (or as approved by the Agent), between United Rentals, the Seller and each Lock-Box Bank.

“Lock-Box Bank” means a bank or other financial institution with long-term senior unsecured debt securities rated at least BBB- by Standard & Poor’s or Baa3 by Moody’s Investors Service, Inc. or as approved by the Agent and CSFB holding one or more Lock-Box Accounts and listed in Annex F as the same may be amended from time to time in accordance with the terms of the Agreement.

“Loss Reserve” means, for any Receivable Interest on any date, an amount equal to the outstanding Capital multiplied by the greater of (a) 20% and (b) the product of (i) a stress factor of 2, (ii) the highest three month rolling average of the Aged Receivables Ratio during the most recent twelve month period and (iii) the aggregate amount of newly generated Receivables in the Reportable Pool during the most recent two month period as shown in the Monthly Report divided by the Net Receivables Pool Balance as of the end of the most recent month.

“Monthly Report” means a report, in substantially the form of Annex H hereto, furnished by the Collection Agent to the Agent and CSFB pursuant to Article IV of the Agreement.

“Net Receivables Pool Balance” means at any time the Outstanding Balance of Eligible Receivables then in the Reportable Pool reduced by

(a) the aggregate amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Reportable Pool exceeds the product of (i) the Concentration Percentage for such Obligor multiplied by (ii) the Outstanding Balance of the Eligible Receivables then in the Reportable Pool,

(b) the Outstanding Balance of Eligible Receivables then in the Reportable Pool for Obligors which are government or governmental subdivisions or agencies in excess of 4% of the aggregate Outstanding Balance of all Eligible Receivables in the Reportable Pool,

(c) the amount shown in the Monthly Report as an “Unreconciled Difference” or any comparable designation, expressed as a positive number and

(d) after August 1, 2001, Excess Errant Collections for the previous month.

For purposes of this calculation the following terms shall have the following meanings in respect of Collections of Receivables in the Reportable Pool:

“Adjusted Total Collections” means the amount shown in the Monthly Report as the sum of Blocked Account Collections and Lock-Box Collections.

“Branch Account Collections” means all Collections which are not deposited directly into either Blocked Accounts or Lock-Box Accounts.

“Blocked Account Collections” means all Collections deposited into Blocked Accounts.

“Excess Errant Collections” means the amount shown in the Monthly Report as Blocked Account Collections in excess of Permitted Blocked Account Collections; provided, however, that if for any month the two month rolling average of the sum of the Branch Account Collections and Blocked Account Collections equals or exceeds 30% of Total Collections, an amount equal to the higher of the sum of the Branch Account Collections and Blocked Account Collections for the previous two months shall be considered Excess Errant Collections (without double counting for the Branch Account Collections already excluded).

“Lock-Box Collections” means all Collections deposited directly into Lock-Box Accounts.

“Permitted Blocked Account Collections” means (i) 16% of Adjusted Total Collections if and so long as the long-term senior secured debt securities of United Rentals are rated “BB+” or above by Standard & Poor’s, (ii) 10% of Adjusted Total Collections if and so long as the long-term senior secured debt securities of United Rentals are rated “BB” by Standard & Poor’s or (iii) zero, if and so long as the long-term senior secured debt securities of United Rentals are rated “BB-” or below by Standard & Poor’s (or any rating is suspended or withdrawn).

“Total Collections” means the amount shown in the Monthly Report as the sum of Branch Account Collections, Blocked Account Collections and Lock-Box Collections.

“Obligor” means a Person obligated to make payments pursuant to a Contract; provided that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.

“Original Agreement” means the Receivables Purchase Agreement, dated as of December 21, 2000, among the Seller, the Collection Agent, Atlantic and Credit Lyonnais.

“Originator” means each of United Rentals (North America), Inc., United Rentals Northwest, Inc., United Rentals Southeast, L.P. and United Equipment Rentals Gulf, L.P. and each of their successors and permitted assigns.

“Originator Purchase Agreement” means the Purchase and Contribution Agreement, dated as of December 21, 2000, between the Originators, as sellers, and United Receivables-I, as purchaser, as the same may be amended, modified or restated from time to time.

“Other Corporations” means United Rentals, Inc. and all of its Subsidiaries except the Seller.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Parent” means United Rentals, Inc. and its successors and permitted assigns.

“Parent Undertaking Agreement” means the Parent Undertaking Agreement, dated as of December 21, 2000, made by United Rentals in favor of Credit Lyonnais, as Agent, as the same may, from time to time, be amended, modified or supplemented.

“Percentage” of any Bank means, (a) with respect to Credit Lyonnais, initially 100% and with respect to an Atlantic Related Bank that has entered into an Assignment and Acceptance with Credit Lyonnais, the amount set forth in such Assignment and Acceptance as such Bank’s Percentage, in each case as such amount may be modified by an Assignment and Acceptance entered into between a Bank and an Eligible Assignee, and (b) with respect to CSFB, initially 100% and with respect to a Gramercy Related Bank that has entered into an Assignment and Acceptance with CSFB, the amount set forth in such Assignment and Acceptance as such Bank’s Percentage, in each case as such amount may be modified by an Assignment and Acceptance entered into between a Bank and an Eligible Assignee.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, unincorporated association, trust, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pool Balance Dilution Ratio” means the three month rolling average of the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Dilutions in the Reportable Pool occurring during such month by (b) the aggregate Outstanding Balance of Receivables in the Reportable Pool as of the last day of such month.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Purchase Limit” means $250,000,000, as such amount may be modified pursuant to Sections 1.01(b) or 2.03 of the Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then modified pursuant to Sections 1.01(b) or 2.03 of the Agreement, minus the then outstanding Capital of Receivable Interests under the Agreement.

“Receivable” means the indebtedness of any Obligor resulting from the provision or sale of merchandise, insurance or services to such Obligor by an Originator under a Contract generated by the Originator in the ordinary course of its business for which all actions required to be performed by the Originator have been performed, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto, which Receivable has been acquired by the Seller by purchase or by capital contribution pursuant to the SPV Purchase Agreement.

“Receivable Interest” means, at any time, an undivided percentage ownership interest in (a) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 1.03 of the Agreement, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Each undivided percentage interest shall be computed as

C + YR + LR + CAFR +DR

NRPB
where:

C	=	the Capital of each such Receivable Interest at the time of computation.

YR	=	the Yield Reserve of each such Receivable Interest at the time of computation.

LR	=	the Loss Reserve of each such Receivable Interest at the time of computation.

CAFR	=	the Collection Agent Fee Reserve of each such Receivable Interest at the time of computation.

DR	=	the Dilution Reserve of each such Receivable Interest at the time of computation.

NRPB	=	the Net Receivables Pool Balance at the time of computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 1.03 of the Agreement.

“Receivables Pool” means at any time the aggregation of each then outstanding Receivable, payment of which is directed to one of the Lock-Box Accounts specified in Annex F hereto.

“Related Bank” means (a) with respect to Atlantic, Credit Lyonnais and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for Atlantic pursuant to Section 6.03 of the Agreement and (b) with respect to Gramercy, CSFB and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for Gramercy pursuant to Section 6.03 of the Agreement.

“Related Bank Commitment” of any Bank means the amount set forth in Annex I hereto, as such Annex may be modified from time to time upon notice to the Agent; provided that the aggregate Related Bank Commitments of Atlantic’s Related Banks shall be $100,000,000 and the aggregate Related Bank Commitments of Gramercy’s Related Banks shall be $150,000,000 as such amounts may be reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of an Issuer Purchase Limit pursuant to the terms of the Agreement shall reduce ratably (or terminate) the Related Bank Commitment of such Issuer’s Related Banks.

“Related Security” means with respect to any Receivable:

(a) all of the Seller’s interest in any merchandise (excluding any returned merchandise for which a deemed collection has been received pursuant to Section 1.04(e)(i) of the Agreement) relating to any sale giving rise to such Receivable;

(b) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

(c) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(d) the Contract and all other books, recordds and other information (including, without limitation, computer programs, tapes, discs, punch cards,

data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Reportable Pool” means at any time the aggregation of each then outstanding Receivable in the Receivables Pool generated from the branches that are serviced by the following credit offices: Brandon, FL, Beaverton, OR, Batavia, NY, Sugarland, TX, Arlington, TX, Irvine, CA, Modesto, CA, Dublin, CA, Sacramento, CA, Tempe, AZ, Union City, GA, St. Louis, MO, Ft. Meyers, FL, Crofton, MD, Tukwila, WA, Lexington, KY, East Windsor, CT, Fairfield, CT, and Englewood, CO.

“Settlement Period” for any Receivable Interest means each period commencing on the first day and ending on the last day of each Fixed Period for such Receivable Interest and, on and after the Termination Date for such Receivable Interest, such period (including, without limitation, a period of one day) as shall be selected from time to time by the Agent or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Settlement Period.

“SPV Purchase Agreement” means the Purchase and Contribution Agreement, dated as of December 21, 2000, between United Receivables-I as seller, and the Seller, as purchaser, as the same may be amended, modified or restated from time to time.

“Subsidiary” of a specified Person means any corporation of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such specified Person.

“Tangible Net Worth” means at any time the excess of (a) the Outstanding Balance of all Receivables plus cash and cash equivalents of the Seller, minus (b) the sum of (i) the Outstanding Balance of such Receivables which have become Defaulted Receivables, plus (ii) Capital, Yield Reserve, Loss Reserve, Collection Agent Fee Reserve and Dilution Reserve, plus (iii) the Deferred Purchase Price.

“Termination Date” for any Receivable Interest means (a) in the case of a Receivable Interest owned by an Investor, the earlier of (i) the Business Day which the Seller or the Agent so designates by notice to the other at least one Business Day in advance for such Receivable Interest and (ii) the Facility Termination Date and (b) in the case of a Receivable Interest owned by a Bank, the earlier of (i) the Business Day which the Seller so designates by notice to the Agent at least one Business Day in advance for such Receivable Interest and (ii) the Facility Termination Date.

“Transaction Document” means any of the Agreement, the Fee Agreements, the Parent Undertaking Agreement and the confirmation with respect thereto, the SPV Purchase Agreement, the Originator Purchase Agreement, the Lock-Box Agreements, the Blocked Account Agreements and all other agreements and documents delivered and/or related hereto or thereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“United Receivables-I” means United Rentals Receivables LLC I and its successors and permitted assigns.

“United Rentals” means United Rentals, Inc. and its successors and permitted assigns.

“Yield” means:

(a) for each Receivable Interest for any Fixed Period to the extent an Issuer will be funding such Receivable Interest during such Fixed Period through the issuance of commercial paper,

IR x C x ED + LF
      360

(b) for each Receivable Interest for any Fixed Period, to the extent the Investors will not be funding such Receivable Interest during such Fixed Period through the issuance of commercial paper or the Banks will be funding such Receivable Interest,

AR x C x ED + LF

where:

AR	=	the Assignee Rate for such Receivable Interest for such Fixed Period

C	=	the Capital of such Receivable Interest during such Fixed Period
ED	=	the actual number of days elapsed during such Fixed Period
IR	=	the Investor Rate for such Receivable Interest for such Fixed Period
LF	=	the Liquidation Fee, if any, for such Receivable Interest for such Fixed Period;

provided that no provision of the Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve” for any Receivable Interest at any time means the sum of (a) the then accrued and unpaid Yield for such Receivable Interest and (b) an amount equal to the product of (i) a stress factor of 2, (ii) the Capital of such Receivable Interest on such date, (iii) the Alternate Base Rate for such Receivable Interest for a 30-day Fixed Period deemed to commence on such date and (iv) a fraction having Days Sales Outstanding as its numerator and 360 as its denominator.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II

CONDITIONS

1.  Conditions Precedent to Amendment and Restatement of Original Agreement. The effectiveness of the amendment and restatement of the Original Agreement is subject to the conditions precedent that the Agent shall have received on or before the date hereof the following, in form and substance satisfactory to the Agent:

(a)  A certificate of the Secretary or Assistant Secretary of the Seller and each Originator certifying (i) copies of the resolutions of the Board of Directors of the Seller and such Originator approving the applicable Transaction Documents, (ii) copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Transaction Documents, (iii) the by-laws of the Seller and (iv) the names and true signatures of the officers of the Seller and each Originator authorized to sign the Transaction Documents to be signed by it hereunder.

(b)  A certificate of the Secretary or Assistant Secretary of the Parent certifying (i) copies of the resolutions of the Board of Directors of the Parent approving the Parent Undertaking Agreement, (ii) copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Parent Undertaking Agreement and (iii) the names and true signatures of the officers thereof authorized to sign the Parent Undertaking Agreement.

(c)  A copy of the certificate or articles of incorporation of the Seller, each Originator and the Collection Agent, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of the Seller from such Secretary of State or other official, dated as of a recent date.

(d)  Acknowledgment copies or time stamped receipt copies of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions necessary to perfect the ownership and security interests contemplated by the Agreement, the SPV Purchase Agreement and the Originator Purchase Agreement.

(e)  Acknowledgment copies, or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Seller, United Receivables-I or the Originators.

(f)  Updated completed requests for information, listing the financing statements referred to in clause (d) above and all other effective financing statements filed in the jurisdictions referred to in clause (d) above that name the Seller, United Receivables-I or the Originators as debtor, together with copies of such other financing statements (none of which shall cover any Collateral).

(g)  Copies of executed Lock-Box Agreements and any necessary amendments thereto with the Lock-Box Banks.

(h)  A favorable opinion of counsel for the Seller and the Originators, substantially in the form as the Agent may reasonably request.

(i)  A favorable opinion of counsel for the Parent, substantially in the form as the Agent may reasonably request.

(j)  Executed copies of the Fee Agreements.

(k)  An executed copy of the SPV Purchase Agreement, and any amendments thereto.

(l)  An executed copy of the Originator Purchase Agreement, and any amendments thereto.

(m)  An executed copy of the Parent Undertaking Agreement and a confirmation from the Parent with respect thereto.

(n)  Satisfactory results of a review and audit of the Originators’ collection, operating and reporting systems, Credit and Collection Policy, historical receivables data and accounts.

2.  Conditions Precedent to All Purchases and Reinvestments. Each purchase and each reinvestment shall be subject to the further conditions precedent that

(a)  in the case of each purchase, the Collection Agent shall have delivered to the Agent on or prior to such purchase, in form and substance satisfactory to the Agent, a completed Monthly Report containing information covering the most recently ended calendar month and a completed Interim Report containing information covering the most recently completed calendar week and demonstrating that after giving effect to such purchase no Event of Termination or Incipient Event of Termination under paragraph (i) of Exhibit V would occur;

(b)  on the date of such purchase or reinvestment pursuant to Section 1.04(b)(ii) of the Agreement, the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true), except that the statement in clause (iii) below is required to be true only if such purchase or reinvestment is by an Issuer:

(i)  the representations and warranties contained in Exhibit III are correct on and as of the date of such purchase or reinvestment as though made on and as of such date,

(ii)  no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination or an Incipient Event of Termination,

(iii)  the Agent shall not have given the Seller at least one Business Day’s notice that one or more Issuers have terminated the reinvestment of Collections in Receivable Interests and

(iv)  United Receivables-I shall have sold or contributed to the Seller, pursuant to the SPV Purchase Agreement, all Receivables purchased from the Originators under the Originator Purchase Agreement prior to such date; and

(c)  the Agent and CSFB shall have received such other approvals, opinions or documents as it may reasonably request.

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants as follows:

(a)  The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

(b)  The execution, delivery and performance by the Seller of each Transaction Document to which it is a party (i) are within the Seller’s limited liability company powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Seller’s certificate of formation and limited liability company agreement, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except for the interest created pursuant to the Agreement); and no transaction contemplated by the Agreement requires compliance with any bulk sales act or similar law. Each of the Transaction Documents to which it is a party has been duly executed and delivered by a duly authorized officer of the Seller.

(c)  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party, except for the filing of UCC financing statements which are referred to therein.

(d)  Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)  The consolidated balance sheets of United Rentals and its Subsidiaries as at the end of its most recent fiscal year, and the related consolidated statements of income and retained earnings of United Rentals and its Subsidiaries for such fiscal year, copies of which have been furnished to the Agent, fairly

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present in all material respects the consolidated financial condition of United Rentals and its Subsidiaries as at such date and the consolidated results of the operations of United Rentals and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since the end of its most recent fiscal year there has been no material adverse change in the business, operations, property or financial condition of United Rentals and its Subsidiaries. Since the formation of the Seller, there has been no material adverse change in the business, operations, property or financial or other condition of the Seller.

(f)  There is no pending or, to the Seller’s knowledge, threatened action or proceeding affecting United Rentals or any of its Subsidiaries before any court, governmental agency or arbitrator which may materially adversely affect the financial condition or operations of United Rentals or any of its Subsidiaries or the ability of the Seller or United Rentals to perform their respective obligations under the Transaction Documents, or which purports to affect the legality, validity or enforceability of the Transaction Documents. To the Seller’s knowledge, neither United Rentals nor any Subsidiary is in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders of governmental agencies which defaults are not material to the business or operations of United Rentals and its Subsidiaries, taken as a whole.

(g)  No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h)  The Seller is the legal and beneficial owner of the Pool Receivables and Related Security free and clear of any Adverse Claim. Upon each purchase of or reinvestment in a Receivable Interest, the Investors or the Banks, as the case may be, shall acquire a valid and perfected undivided percentage ownership interest or first priority security interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Agent relating to the Agreement and those filed pursuant to the SPV Purchase Agreement and the Originator Purchase Agreement.

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(i)  Each Monthly Report and Interim Report (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), information, exhibit, financial statement, document, book, record or report furnished at any time by or on behalf of the Seller to the Agent, the Investors or the Banks in connection with the Agreement is true, complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Agent, the Investors or the Banks, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(j)  The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Pool Receivables are located at the address or addresses referred to in paragraph (b) of Exhibit IV.

(k)  The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of the Seller at such Lock-Box Banks, are specified in Annex F hereto (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Agent in accordance with the Agreement).

(l)  The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts of the Seller at such Blocked Account Bank, are specified in Annex B hereto (or at such other Blocked Account Bank and/or with such other Blocked Accounts as have been notified to the Agent in accordance with the Agreement).

(m)  The Seller is not known by and does not use any tradename or doing-business-as name.

(n)  The Seller was formed on December 15, 2000 and the Seller did not engage in any business activities prior to the date of the Original Agreement. The Seller has no Subsidiaries.

(o)  (i)  The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured, (iii) the Seller does not intend to, and does not

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believe that it will, incur Debt or liabilities beyond the Seller’s abilities to pay such Debt and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller’s property would constitute unreasonably small capital.

(p)  With respect to each Pool Receivable, the Seller (i) shall have received such Pool Receivable as a contribution to the capital of the Seller by United Receivables-I or (ii) shall have purchased such Pool Receivable from United Receivables-I in exchange for payment (made by the Seller to United Receivables-I in accordance with the provisions of the SPV Purchase Agreement) of cash in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by United Receivables-I to the Seller and no such sale is voidable or subject to avoidance under any section of the Federal Bankruptcy Code.

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EXHIBIT IV

COVENANTS

Until the latest of the Facility Termination Date, the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full:

(a)  Compliance with Laws, Etc.  The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under the Transaction Documents.

(b)  Offices, Records and Books of Account.  The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables (and all original documents relating thereto) at the address of the Seller set forth in Section 6.02 of the Agreement or, upon 30 days’ prior written notice to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the interest in the Collateral have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c)  Performance and Compliance with Contracts and Credit and Collection Policy.  The Seller will require, at its expense, that each Originator will timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(d)  Sales, Liens, Etc.  The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller’s undivided interest in any Pool Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Pool Receivables are sent, or assign any right to receive income in respect thereof.

(e)  Extension or Amendment of Receivables.  The Seller will not extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f)  Change in Business or Credit and Collection Policy.  The Seller will not make or permit any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under the Agreement. In the event that the Seller makes any material change to the Credit and Collection Policy, it shall, no later than three Business Days prior to the effectiveness of such change, provide the Agent with an updated Credit and Collection Policy and a summary of all material changes.

(g)  Change in Payment Instructions to Obligors.  The Seller will not make or permit any change in the instructions to Obligors regarding payments to be made to the Seller or the Collection Agent or payments to be made to any Lock-Box Bank, unless the Agent shall have received notice of and agreed to such change, other than a change related solely to instructions to Obligors to pay to a new Lock-Box Bank.

(h)  Addition or Termination of Lock-Box Banks or Blocked Account Banks or Lock-Box Agreements or Blocked Account Agreements.  The Seller will not add or terminate or cause or permit the addition or termination of any bank as a Lock-Box Bank from those listed in Annex F to the Agreement or as a Blocked Account Bank from those listed in Annex B to the Agreement or terminate any Lock-Box Agreement or Blocked Account Agreement, unless the Agent shall have received notice of such addition or termination of a Lock-Box Bank or Blocked Account Bank, notice of the termination of the Lock-Box Account or Blocked Account with any terminated Lock-Box Bank or Blocked Account Bank and executed copies of each Lock-Box Agreement or Blocked Account Agreement with each newly added Lock-Box Bank or Blocked Account Bank. The Seller will not permit any provision of any Lock-Box Agreement or Blocked Account

Agreement to be changed, amended, modified or waived without the prior written consent of the Agent.

(i)  Deposits to Lock-Box Accounts.  The Seller will direct all Obligors to send, all Collections of Pool Receivables to lock-boxes associated with Lock-Box Accounts; provided that the Seller shall use its reasonable commercial efforts to cause its representatives and the representatives of the Collection Agent and Originators to deposit or cause to be deposited any Collections of Receivables which are not sent by Obligors directly to lock-boxes associated with Lock-Box Accounts into Blocked Accounts within one Business Day after receipt by the Seller, Collection Agent or the applicable Originator. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or Blocked Account cash or cash proceeds other than Collections of Pool Receivables.

(j)  Marking of Records.  At its expense, the Seller will mark its master data processing records evidencing Pool Receivables and related Contracts with a legend evidencing that Receivable Interests related to such Pool Receivables and related Contracts have been sold in accordance with the Agreement.

(k)  Reporting Requirements.  The Seller will provide to the Agent and CSFB (in multiple copies, if requested by the Agent) the following:

(i)  as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of United Rentals, consolidated balance sheets of United Rentals and its Subsidiaries as of the end of such quarter and consolidated statements of income and retained earnings of United Rentals and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of United Rentals;

(ii)  as soon as available and in any event within 90 days after the end of each fiscal year of United Rentals, a copy of the annual report on Form 10-K for such year for United Rentals and its Subsidiaries, containing consolidated financial statements for such year audited by Ernst & Young or other independent public accountants acceptable to the Agent and CSFB;

(iii)  as soon as available and in any event within 90 days after the end of each fiscal year of the Seller, a balance sheet of the Seller as of the end of such year and a statement of income and retained earnings of the Seller for such year audited by Ernst & Young or other independent public accountants acceptable to the Agent and CSFB;

(iv)  as soon as possible and in any event within five days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(v)  promptly after the sending or filing thereof, copies of all reports that United Rentals sends to any of its securityholders, and copies of all reports and registration statements that United Rentals or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(vi)  promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate in excess of $1,000,000;

(vii)  at least ten Business Days prior to any change in the name of an Originator, United Receivables-I or the Seller, a notice setting forth the new name and the effective date thereof and UCC-3 amendments to all UCC-1 financing statements filed in connection with the Transaction Documents;

(viii)  promptly after the Seller obtains knowledge thereof, notice of any “Event of Termination” or “Facility Termination Date” under the SPV Purchase Agreement or the Originator Purchase Agreement;

(ix)  so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that the Originators have stopped selling or contributing to United Receivables-I, pursuant to the Originator Purchase Agreement, all newly arising Receivables or that United Receivables-I has stopped selling or contributing to the Seller, pursuant to the SPV Purchase Agreement, all newly arising Receivables;

(x)  at the time of the delivery of the financial statements provided for in clauses (i) and (ii) of this paragraph, a certificate of the chief financial officer or the treasurer of the Seller to the effect that, to the best of such officer’s knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

(xi)  promptly after receipt thereof, copies of all consents requested from the Seller by, and all notices or other documents received by the Seller from, United Receivables-I under the SPV Purchase Agreement;

(xii)  promptly after receipt thereof, copies of all consents requested from United Receivables-I by, and all notices or other documents received by United Receivables-I from, any Originator under the Originator Purchase Agreement;

(xiii)  promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of the Seller as the Agent may from time to time reasonably request;

(xiv)  promptly after the Seller obtains knowledge thereof, notice of any (a) litigation, investigation or proceeding which may exist at any time between the Seller or the Originators and any governmental authority which, in either case, if not cured or if adversely determined, as the case may be, would have a material adverse effect on the business, operations, property or financial or other condition of the Seller or the Originators; (b) litigation or proceeding adversely affecting the Seller’s or an Originator’s ability to perform its obligations under a Transaction Document or (c) litigation or proceeding adversely affecting the Seller or the Originators in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought; and

(xv)  promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial condition of the Seller.

(l)  Corporate Separateness.  (i) The Seller shall at all times maintain at least two independent directors each of whom (x) is not currently and has not been during the five years preceding the date of the Agreement an officer, director or employee of, or a major vendor or supplier of services to, an Affiliate of the Seller or any Other Corporation, (y) is not a current or former officer or employee of the Seller and (z) is not a stockholder of any Other Corporation or any of their respective Affiliates.

(ii)  The Seller shall not direct or participate in the management of any of the Other Corporations’ operations.

(iii)  The Seller shall conduct its business from an office separate from that of the Other Corporations (but which may be located in the same facility as one or more of the Other Corporations). The Seller shall have stationery and other business forms and a mailing address and a telephone number separate from that of the Other Corporations.

(iv)  The Seller shall at all times be adequately capitalized in light of its contemplated business.

(v)  The Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

(vi)  The Seller shall maintain its assets and transactions separately from those of the Other Corporations and reflect such assets and transactions in financial statements separate and distinct from those of the Other Corporations and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Corporations. The Seller shall hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from the Other Corporations. The Seller shall not hold itself out as having agreed to pay, or as being liable primarily or secondarily for, any obligations of the Other Corporations.

(vii)  The Seller shall not maintain any joint account with any Other Corporation or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Corporation.

(viii)  The Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Corporation or grant an Adverse Claim on any of its assets to secure any obligation of any Other Corporation.

(ix)  The Seller shall not make loans, advances or otherwise extend credit to any of the Other Corporations.

(x)  The Seller shall hold regular duly noticed meetings of its Managers and make and retain minutes of such meetings.

(xi)  The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Other Corporations.

(xii)  The Seller shall not engage in any transaction with any of the Other Corporations, except as permitted by the Agreement and as contemplated by the SPV Purchase Agreement.

(xiii)  The Seller shall comply with (and cause to be true and correct) each of the facts and assumptions contained in the opinion delivered pursuant to paragraph (h) of Exhibit II to the Agreement.

(m) SPV Purchase Agreement.  The Seller will not amend, waive or modify any provision of the SPV Purchase Agreement or waive the occurrence of any “Event of Termination” under the SPV Purchase Agreement, without giving prior written notice to the Agent and, if any such amendment, waiver or modification is material, without in each case the prior written consent of the Agent. The Seller will perform all of its obligations under the SPV Purchase Agreement in all material respects and will enforce the SPV Purchase Agreement in accordance with its terms in all material respects.

(n) Nature of Business.  The Seller will not engage in any business other than the purchase of Receivables, Related Security and Collections from United Receivables-I and the transactions contemplated by the Agreement. The Seller will not create or form any Subsidiary.

(o) Mergers, Etc.  The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person.

(p) Distributions, Etc.  So long as the Issuers’ commercial paper notes with respect to this transaction are outstanding, the Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Seller, or return any capital to its shareholders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of capital stock of the Seller or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash dividends on its capital stock to its shareholders so long as (i) no Event of Termination shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the corporate law of the state of the Seller’s incorporation, and (iii) such dividends have been approved by all necessary and appropriate corporate action of the Seller.

(q)  Debt.  The Seller will not incur any Debt, other than any Debt incurred pursuant to the Agreement.

(r)  Limited Liability Agreement.  The Seller will not amend or delete Sections 7 to 10, 16, 20 to 25 or 30 of its limited liability agreement.

(s)  Tangible Net Worth.  The Seller will maintain Tangible Net Worth at all times equal to at least 3% of the Outstanding Balance of the Receivables in the Reportable Pool at such time.

EXHIBIT V
EVENTS OF TERMINATION

Each of the following, unless waived in writing by the Agent (other than as set forth in paragraphs (g) and (i) which cannot be waived), shall be an “Event of Termination”:

(a)  The Collection Agent (if United Rentals or any of its Affiliates) (i) shall fail to perform or observe any term, covenant or agreement under the Agreement (other than as referred to in clause (ii) of this paragraph (a)) and such failure shall remain unremedied for three Business Days or (ii) shall fail to make when due any payment or deposit to be made by it under the Agreement; or

(b)  The Seller or United Rentals shall fail (i) to transfer to the Agent when requested any rights, pursuant to the Agreement, which it then has as Collection Agent or (ii) to make any payment required under Section 1.04; or

(c)  Any representation or warranty made or deemed made by the Seller or the Collection Agent or the Parent (or any of their respective officers) pursuant to the Agreement or the Parent Undertaking Agreement or any other Transaction Document or any information or report delivered by the Seller or the Collection Agent pursuant to the Agreement or any other Transaction Document or the Parent pursuant to the Parent Undertaking Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d)  The Seller, the Parent or the Originators shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or in any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for ten days after written notice thereof shall have been given to the Seller by the Agent (or, with respect to a failure to deliver the Monthly Report or the Interim Report pursuant to the Agreement, such failure shall remain unremedied for five days or one Business Day, respectively, without a requirement for notice); or

(e)  The Seller or the Parent shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $10,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of (whether or not it is so accelerated), the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)  Any purchase or any reinvestment pursuant to the Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected undivided percentage ownership or first priority security interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim; or the security interest created pursuant to Section 1.09 shall for any reason cease to be a valid first priority perfected security interest in the collateral security referred to in that section free and clear of any Adverse Claim; or

(g)  The Seller or the Parent shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors or file a notice of intention to make a proposal to some or all of its creditors; or any proceeding shall be instituted by or against the Seller or the Parent seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller or the Parent shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or

(h)  As of the last day of any calendar month, either the Default Ratio shall exceed 22% or the three-month rolling average of the Default Ratio shall exceed 20% or the Delinquency Ratio shall exceed 9% or the three-month rolling average of the Delinquency Ratio shall exceed 8.5% or the Pool Balance Dilution Ratio shall exceed 3%; or

(i)  The sum of the Receivable Interests shall for a period of two Business Days be greater than 100% as required to be reflected in the most recent Monthly Report; or

(j)  There shall have occurred any material adverse change in the business, operations, property or financial condition of the Seller or the Parent since the end of its most recent fiscal quarter; or there shall have occurred any event which may materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller or the Collection Agent to collect Pool Receivables or otherwise perform its obligations under the Agreement; or

(k)  An “Event of Termination” or “Facility Termination Date” shall occur under the SPV Purchase Agreement or the Originator Purchase Agreement, or the SPV Purchase Agreement or the Originator Purchase Agreement shall cease to be in full force and effect; or

(l)  All of the outstanding capital stock of the Seller shall cease to be owned, directly or indirectly, by United Rentals or there shall occur any material change in the ownership of United Rentals; or

(m)  The Parent Undertaking Agreement shall cease to be in full force and effect or the Parent shall fail to perform or observe any term, covenant or agreement contained in the Parent Undertaking Agreement on its part to be performed or observed and any such failure shall remain unremedied for ten days after written notice thereof shall have been given by the Agent to the Seller; or

(n)  A breach of any of the financial covenants set forth in Annex J shall have occurred; or

(o)  The rating of the long-term senior secured debt securities of United Rentals is “B+” or below by Standard & Poor’s or “B1” or below by Moody’s Investors Service, Inc.; or

(p)  The sum of the aggregate outstanding Capital (based on the most recent Interim Report), Yield Reserve, Loss Reserve, Collection Agent Fee Reserve and Dilution Reserve (calculated by reference to the percentages shown in the most recent Monthly Report) shall for any two consecutive Business Days be greater than 100% of the Net Receivables Pool Balance (based on the most recent

Interim Report) and the Seller shall not have cured such event within two Business Days after the date of delivery of the Interim Report to the Agent and CSFB or the date such Interim Report should have been delivered; or

(q)  The Seller shall, by August 1, 2001, fail to establish all the Blocked Accounts or to deliver executed Blocked Account Agreements for all the Blocked Accounts to the Agent and CSFB.

AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

Dated as of June 26, 2001

among

UNITED RENTALS RECEIVABLES LLC II,

as Seller,

UNITED RENTALS, INC.,

as Collection Agent,

ATLANTIC ASSET SECURITIZATION CORP.

and

GRAMERCY CAPITAL CORPORATION,

as Issuers,

CREDIT SUISSE FIRST BOSTON, NEW YORK BRANCH,

as a Bank

and

CREDIT LYONNAIS NEW YORK BRANCH,

as a Bank and as Agent

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Table of Contents
(continued)

Page
EXHIBITS
EXHIBIT I	—	Definitions
EXHIBIT II	—	Conditions of Purchases
EXHIBIT III	—	Representations and Warranties
EXHIBIT IV	—	Covenants
EXHIBIT V	—	Events of Termination

ANNEXES
ANNEX A	—	Margin Grid
ANNEX B	—	Blocked Accounts
ANNEX C	—	Concentration Percentages
ANNEX D	—	Credit and Collection Policy
ANNEX E	—	Interim Report
ANNEX F	—	Lock-Box Accounts
ANNEX G	—	Lock-Box Agreement
ANNEX H	—	Monthly Report
ANNEX I	—	Related Bank Commitments
ANNEX J	—	Financial Covenants

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